CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2005, relating to the financial statements and financial highlights, which appear in the October 31, 2005 Annual Report to Shareholders of AllianceBernstein Growth and Income Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements and Report of Independent Registered Public Accounting Firms" in such Registration Statement.





PricewaterhouseCoopers LLP

New York, New York
February 27, 2007